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TABLE OF CONTENTS Prospectus Supplement

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-232756

The information in this preliminary prospectus supplement is not complete and may be changed.

Subject to Completion
Preliminary Prospectus Supplement dated December 2, 2019.

PROSPECTUS SUPPLEMENT

3,000,000 Shares

TTEC Holdings, Inc.

Common Stock

              The selling stockholder is selling 3,000,000 shares of our common stock. We will not receive any proceeds from the sale of shares to be offered by the selling stockholder. The selling stockholder is our Chairman, Chief Executive Officer and principal stockholder.

              Our common stock is listed on the NASDAQ Global Select Market under the trading symbol "TTEC." The last reported sale price of our common stock on November 29, 2019 was $45.93 per share.

              Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page S-16 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling stockholder	$	$

              The underwriters may also exercise their option to purchase up to an additional 450,000 shares from the selling stockholder, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The shares will be ready for delivery on or about            , 2019.

Joint Book Running Managers

BofA Securities		Morgan Stanley
Cowen	Craig-Hallum Capital Group	William Blair

Co-Managers

Northland Capital Markets	HSBC

The date of this prospectus supplement is                , 2019.

Prospectus Supplement

Prospectus

              None of us, the selling stockholder, our respective affiliates or any underwriters have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may authorize to be delivered to you. We, the selling stockholder and/or our respective affiliates, as applicable, take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling stockholder and/or our respective affiliates, as applicable, are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained or

S-i

incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may authorize to be delivered to you is accurate as of any date other than their respective dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

              Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

              Unless the context requires otherwise, references in this prospectus supplement and the accompanying prospectus to "TTEC," "we," "us," "our," "the registrant" and "our company" refer, collectively, to TTEC Holdings, Inc., a Delaware corporation, the issuer of the securities offered hereby, and its subsidiaries, and references in this prospectus supplement and the accompanying prospectus to "selling stockholder" refer to Kenneth D. Tuchman as trustee of the KDT Stock Revocable Trust.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

              This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, including the documents incorporated by reference therein, which provide more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. You should carefully read this prospectus supplement, the accompanying prospectus and the related exhibits filed with the Securities and Exchange Commission (the "SEC"), together with the additional information described herein and in the accompanying prospectus under the headings "Where You Can Find More Information" and "Incorporation by Reference."

              To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus), the statement in the document having the later date modifies or supersedes the earlier statement.

 CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

              This prospectus supplement and accompanying prospectus, and the documents incorporated by reference herein and therein, contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Private Securities Litigation Reform Act of 1995, relating to our operations, expected financial position, results of operation, and other business matters that are based on our current expectations, assumptions, and projections with respect to the future, and are not a guarantee of performance. In many cases, you can identify forward-looking statements by terms such as "may," "believe," "plan," "will," "anticipate," "estimate," "expect," "intend," "project," "would," "could," "target" or similar expressions.

              We caution you not to rely unduly on any forward-looking statements. Actual results may differ materially from what is expressed in the forward-looking statements, and you should review and consider carefully the risks, uncertainties and other factors that affect our business and may cause such differences as outlined, but not limited to, factors discussed under the caption entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 or any of our subsequently filed Quarterly Reports on Form 10-Q, as well as risks, uncertainties and other factors discussed in this prospectus supplement and the accompanying prospectus and other reports and information that we file with the SEC.

              Although we believe that the assumptions inherent in the forward-looking statements contained in this prospectus supplement and the accompanying prospectus are reasonable, undue reliance should not be placed on these statements, which only apply as of the date hereof. New factors that are not currently known to us or of which we are currently unaware may also emerge from time to time that could materially and adversely affect us. Except as required by applicable securities law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

 PROSPECTUS SUPPLEMENT SUMMARY

              This summary does not contain all of the information that you should consider before investing in shares of our common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully before making an investment decision, especially the risks discussed under "Risk Factors," the risks described in our Annual Report on Form 10-K for the year ended December 31, 2018 and any of our subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference herein, and our financial statements and the related notes, which are incorporated by reference herein.

Overview

              TTEC is a leading global customer experience technology and services company focused on the design, implementation and delivery of transformative customer experience solutions for many of the world's most iconic and disruptive brands. We help our clients deliver frictionless customer experiences, significantly improve their Net Promoter Score ("NPS") and lower their total cost to serve by enabling and delivering personalized, consistent and seamless customer experience across many interactive channels and phases of the customer lifecycle.

              In today's world of direct-to-customer ("DTC") revolution where experiences are everything, enterprises must become increasingly customer-centric and digitally-enabled. Digital transformation has become a requirement to serve customers, and it is our mission to enable and accelerate our clients' path to digital transformation. We are focused on improving the experience of our clients' customers, by leveraging existing and emerging technologies—Artificial Intelligence ("AI"), Machine Learning ("ML"), Robotic Process Automation ("RPA"), cloud, analytics, omnichannel and real-time messaging.

How We Serve Our Clients

              We provide strategic value and differentiation through our two business segments: TTEC Digital and TTEC Engage.

  •
  TTEC Digital designs, builds and delivers tech-enabled, insights-based and outcome-driven customer experience solutions through our professional services and suite of technology offerings. These solutions are critical to enabling and accelerating digital transformation for our clients.

  •
  TTEC Engage provides the essential technologies, human resources, infrastructure and processes to operate customer care, acquisition, and fraud detection and prevention services.

              TTEC Digital and TTEC Engage come together under our unified offering, Humanify™ Customer Experience as a Service ("CXaas"), which drives measurable results for clients through the delivery of personalized, omnichannel experiences to their customers. Our Humanify™ cloud platform provides a broad fully integrated ecosystem of Customer Experience ("CX") offerings, including omnichannel, messaging, AI, ML, RPA, analytics, cybersecurity, customer relationship management ("CRM"), knowledge management and journey orchestration in the cloud. Our end-to-end approach differentiates us from many competitors by combining design, strategic consulting, data analytics, process optimization, system integration, operational excellence and technology solutions and services. This unified offering is value-oriented, outcome-based and delivered on a global scale.

              We offer services to well established clients and to early phase growth companies that we serve through maturity to scale. To add scale to our offerings in our fast growing hypergrowth sector (as defined below), on October 26, 2019, we acquired a 70% interest in First Call Resolution, LLC ("FCR"). FCR provides customer care, social networking and business process solutions for born digital companies. FCR has approximately 2,000 employees based in the United States serving approximately 80 clients. FCR is now a part of our TTEC Engage business segment.

              As of September 30, 2019, the TTEC global operating platform delivered services in 22 countries and territories (the United States, Australia, Belgium, Brazil, Bulgaria, Canada, Costa Rica, Germany, Greece, Hong Kong, India, Ireland, Mexico, the Netherlands, New Zealand, the Philippines, Poland, Singapore, South Africa, Thailand, United Arab Emirates and the United Kingdom) through approximately 48,500 employees. Approximately 1,300 CX professionals serve TTEC Digital clients. Approximately 47,200 professionals support TTEC Engage clients from 80 customer engagement centers and work-at-home locations, providing onshore, nearshore and offshore services on six continents to accommodate client requirements.

              As of September 30, 2019, we served approximately 275 diverse clients globally, including iconic blue-chip brands, Fortune 1000 companies and disruptive growth companies. The table below presents our total revenue by business segment for the twelve months ended September 30, 2019, the twelve months ended September 30, 2018 and the corresponding year over year growth rate; it also presents our income before income taxes and adjusted EBITDA and related margin percentages for the twelve months ended September 30, 2019.

	Revenue for Twelve Months Ended September 30, 2019	Revenue for Twelve Months Ended September 30, 2018	Percent Growth in Revenue	Income Before Income Taxes for the Twelve Months Ended September 30, 2019	Income Before Income Taxes Margin Percentage	Adjusted EBITDA for the Twelve Months Ended September 30, 2019(1)	Adjusted EBITDA Margin Percentage(1)
	(dollars in millions)
TTEC Digital	$292.5	$220.8	32.5%	$43.0	14.7%	$55.8	19.1%
TTEC Engage	1,309.0	1,295.9	1.0	63.7	4.9	154.2	11.8
Total	$1,601.5	$1,516.7	5.6%	$106.7	6.7%	$209.9	13.1%

(1)
Adjusted EBITDA and adjusted EBITDA margin percentage are non-GAAP metrics. Please see the reconciliations of adjusted EBITDA to income before income taxes and adjusted EBITDA margin percentage to income before taxes margin percentage under "Summary Financial Information" beginning on page S-12 of this prospectus supplement.

              For the twelve months ended September 30, 2019, we had a net revenue retention rate of 95% with respect to our Digital clients. We calculate net revenue retention rate as of a period end starting with the last twelve-month revenue ("LTMR") from the cohort of all customers as of twelve months prior to such period end ("Prior Period LTMR"). We then calculate the LTMR from these same customers as of the current period end ("Current Period LTMR"). Current Period LTMR includes any expansion and is net of contraction or attrition over the last 12 months but excludes LTMR from new customers in the current period. We then divide the total Current Period LTMR by the total Prior Period LTMR to arrive at the net revenue retention rate. For the twelve months ended September 30, 2019, we had a net revenue retention rate of 98% with respect to our Engage clients.

              The table below presents the revenue we generated by client business vertical and includes percentage of total revenue by business vertical information for the twelve months ended September 30, 2019.

	Twelve Months Ended September 30, 2019
	Revenue	Percent of Total
	(dollars in thousands)
Revenue by Business Vertical
Healthcare	$336,551	21%
Telecommunications	310,733	19
Financial Services	271,429	17
Technology	181,235	11
Automotive	179,246	11
Government	103,333	7
Retail	76,079	5
Travel and Hospitality	59,837	4
Business Services	34,943	2
Other	48,124	3

Total Revenue	$1,601,510	100%

Strategic High Growth High Margin Offerings

              Across our business segments and verticals, we offer solutions that support our clients' most critical customer experience strategies. These solutions include customer acquisition, fraud detection and prevention, work from home ("@Home"), cloud based omnichannel and systems integration, and our offerings to hypergrowth1 and automotive sector clients. These solutions historically have been high growth and high margin for us, and we believe that they will continue to contribute to our growth and profitability in the future.

              As shown in the table below, collectively these solution and sector offerings comprised $631.8 million of revenue in the twelve months ending September 30, 2019 versus $453.2 million in the prior twelve-month period, a 39.4% year over year revenue growth rate and gross margin of 29.3% versus the company's overall revenue growth rate of 5.6% and gross margin of 24.4%.

1
The clients that we consider "hypergrowth" are companies with digital, disruptive and direct-to-consumer business models such as ride-sharing, home-sharing, auto-sharing, e-banking, e-travel, e-tail and e-health. Our hypergrowth solution allows us to serve these born digital clients from early start-up through maturity and scale.

High Growth/ High Margin Solution/Sectors	Revenue for Twelve Months Ended September 30, 2019	Revenue for Twelve Months Ended September 30, 2018	Percent Growth in Revenue	Gross Margin for Twelve Months Ended September 30, 2019	Gross Margin %
	(dollars in millions)
Customer Acquisition	$156.0	$135.4	15.2%	$36.3	23.3%
Automotive	145.2	122.1	18.9	31.1	21.4
Hypergrowth(1)	134.4	82.7	62.5	34.8	25.9
Cloud(2)(3)	100.5	34.8	188.6	44.5	44.3
@Home	67.3	49.4	36.1	20.8	31.0
Systems Integration	58.7	47.6	23.3	25.1	42.8
Fraud Detection/Prevention	18.7	13.3	40.9	9.5	50.6
Eliminations	(49.0)	(32.1)	—	(16.8)	—

Total	$631.8	$453.2	39.4%	$185.3	29.3%

(1)
Hypergrowth revenue for the twelve months ended September 30, 2017, September 30, 2016 and September 30, 2015 were $39.9 million, $20.7 million and $12.6 million, respectively. Year over year revenue growth for hypergrowth for the twelve months ended September 30, 2018, September 30, 2017 and September 30, 2016 were 107%, 92% and 65%, respectively.

(2)
Cloud revenue for the twelve months ended September 30, 2017 and September 30, 2016 were $22.9 million and $21.3 million, respectively.

(3)
For the twelve months ended September 30, 2019, we had a net revenue retention rate of 134% with respect to our Cloud clients.

Trusted Leader for CX Transformation

              Our clients view us as a leader for CX digital transformation. In the second quarter of 2019, our clients ranked the overall company and both of our individual business segments at an NPS of +61 (on a scale of –100 to +100) via a survey that measures our clients' loyalty and satisfaction with our services and their willingness to recommend our products and services to other potential clients. We believe that client confidence in our services is also demonstrated by the long-term relationships we have with many of our clients. More than fifty percent of our total revenue for the twelve months ended September 30, 2019 was generated from clients with whom we have had a client relationship for at least 10 years.

Bookings

              Our bookings reached approximately $575 million in annualized contract value for the twelve months ended September 30, 2019, and approximately $513 million in annualized contract value for the twelve months ended September 30, 2018 (or, excluding a large, shorter-term government contract, $485 million and $513 million, respectively). Our bookings were approximately $444 million in annualized contract value for the twelve months ended September 30, 2017 and approximately $418 million in annualized contract value for the twelve months ended September 30, 2016. Our bookings have benefited from the overall growth in the CX market; our new and updated solutions; the expanding business verticals we serve in more geographies; our investment in sales, marketing, and digital demand generation; our relationships with new channel partners and expanding relationships with current channel partners; and from our acquisitions.

              For the twelve months ended September 30, 2019, approximately 66% of our bookings by annualized contract value came from recurring revenue. As of the same period, three client business verticals (government, automotive and financial services) accounted for approximately 57% of our total bookings by annualized contract value. The following table presents bookings by annualized contract value for our government, automotive and financial services verticals for the twelve months ended September 30, 2019 and September 30, 2018, in addition to the corresponding year over year growth rate.

Business Vertical	Bookings for the Twelve Months Ended September 30, 2019		Bookings for the Twelve Months Ended September 30, 2018	Percent Growth in Bookings
	(dollars in millions)
Government	$114	(1)	$21	448%
Automotive	83		46	78
Financial Services	132		102	30

(1)
Includes $90 million from a large, shorter-term government contract.

Our Market Opportunity

              We estimate that the total annual CX technology and services spend for 2020 will be approximately $115 billion, and the total annual outsourced customer care BPO spend for 2020 will be approximately $80 billion. In addition, AI, ML, RPA and analytics are becoming increasingly important. We proactively approach our clients with solutions to help them improve their technologies to meet the ever-changing needs of their customers. The expanding addressable market for CX represents a large opportunity for us and we believe we are well positioned to capitalize on the technology-driven industry trends.

Our Industry

Direct-to-Consumer Revolution

              The DTC revolution has created a new generation of disruptive brands that do not have traditional barriers to entry and thrive on emotional connection and authentic relationships. These brands rely on passionate influencers and personalized service to win the hearts and minds of a growing customer base, one that requires an on-demand, curated buying experience. We believe DTC can enhance our customers' experience as clients look to us to design, build and operate their digital customer experience.

Evolution of Customer Behavior and CX Imperative

              Yesterday's customer experience is being replaced by today's direct experience, where each brand delivers a personalized end-to-end journey. As customers become more connected and share their experiences across a variety of social channels, the quality of the experience has a greater impact on brand loyalty and business performance. We believe customers are increasingly shaping their attitudes, behaviors and willingness to recommend or stay with a brand based on the totality of their experience, including not only the superiority of the product or service, but also the quality of their ongoing service and support interactions. Given the strong correlation between high customer satisfaction and improved profitability, we believe companies are increasingly focused on selecting partners who can deliver integrated insights-driven strategy, service and technology solutions that increase the lifetime value of customer relationships, rather than merely reducing costs.

Enterprise is Consolidating Partners

              An increasing percentage of companies are consolidating their customer engagement requirements with a few select partners who can deliver measurable business outcomes by offering an integrated, technology-enabled solution. We believe companies will continue to consolidate with partners such as TTEC that have demonstrated expertise in increasing brand value by delivering holistic, integrated customer-centric solutions spanning the entire customer experience journey, instead of inefficiently linking together a series of multiple point solutions.

CX Technology is Migrating to the Cloud

              Cloud investment is expected to continue to grow significantly. We believe the adoption of cloud technology to deliver omnichannel and other customer experience technology is still in its infancy. Our clients are embracing cloud-based CX technology solutions in a manner similar to how they seek cost-effective architecture and rapid deployment across other parts of their operations.

Our Competitive Strengths

              We have established ourselves as an industry leader in CX by leveraging the following competitive strengths:

Humanify™ Technology Platform and Insights-Driven Technology Solutions

              Innovation has been a priority since our inception 37 years ago. Our years of dedication and investment in transforming our business have differentiated our solutions portfolio and increased the value we deliver to our clients across the CX continuum.

              Our Humanify™ Technology Platform delivers an ecosystem of integrated CX applications, including omnichannel contact center platforms, the largest CRMs and innovative technology solutions that we fully integrate into our clients' broader technology systems. The platform is based on secure, scalable public and private data centers, in both pure cloud and hybrid environments. This architecture enables us to centralize and standardize our global delivery capabilities, resulting in scalability and improved quality of delivery for our clients, as well as lowering our capital and information technology operating costs.

              The foundation of these platforms is our network of global data centers on five continents. Our data centers provide an integrated suite of voice and data routing, workforce management, quality monitoring, business analytics and storage capabilities, enabling seamless operations from any location around the globe. This hub and spoke model enables us to provide our services at a competitive cost while increasing scalability, reliability, regulatory compliance and asset utilization across the full suite of our service offerings. It also provides effective redundancy for a timely response to system interruptions and outages due to natural disasters and other conditions outside of our control.

              Importantly, this platform has become the foundation for new, innovative offerings including TTEC's cloud-based offerings (e.g. Humanify™ Operations/Insights Platform), Humanify™ @Home for remote omnichannel agents and our suite of human capital solutions.

              Further, our Humanify™ Technology Platforms leverage reference architectures for multiple solutions whether we are operating the platforms and the services, implementing customized platforms for clients, or providing advanced managed services and continuous and automated development environments. We also provide clients with highly secure/compliant solutions with respect to regional (e.g., the European Union General Data Protection Regulation) and/or specific industry standards (e.g., the Payment Card Industry Data Security Standard or the Health Insurance Portability and Accountability Act).

Innovative Human Capital Strategies

              Our global, highly trained employee base is a crucial component in the success of our business. We have made significant investments in proprietary technologies and management tools, methodologies and training processes in the areas of talent acquisition, learning services, knowledge management, workforce collaboration and performance optimization. These capabilities are the culmination of more than three decades of experience in managing a large, global workforce combined with the latest technology, innovation and strategy in the field of human capital management. This capability has enabled us to deliver a scalable and flexible workforce that is highly engaged in achieving and exceeding our clients' business objectives.

Globally Deployed Best Operating Practices

              Globally deployed best operating practices help us deliver a consistent, scalable, high-quality experience to our clients' customers from any of our global 80 customer engagement centers and work-from-home associate base. Standardized processes include our approach to attracting, screening, hiring, training, scheduling, evaluating, coaching and maximizing associate performance to meet our clients' needs. We also provide real-time reporting and analytics on performance across the globe to help ensure consistency of delivery. This information provides valuable insight into what is driving customer inquiries, enabling us to proactively recommend process changes that optimize their customers' experience.

              New customer engagement centers are established and existing centers are expanded or scaled down to accommodate anticipated business demands or specific client needs. As of September 30, 2019, we had significant capacity in the United States, Brazil, Bulgaria, Canada, Greece, India, Mexico, the Philippines, Poland and the United Kingdom to support customer demand and deliver superior cost efficiencies. We continue to explore opportunities in North America, Central Europe, South America and Africa to diversify our delivery footprint enabling near-shore and off-shore locations that support our multi-lingual service offerings and provide attractive client economics.

Robust Technology Partner Ecosystem

              Our strategic alliances with important digital channel partners enable our clients to deliver high-impact, personalized customer experiences more efficiently. We go to market with our Humanify™ cloud offering with our key strategic partners like Cisco. We continue to expand our relationships with existing channel partners and form new partnerships (such as LivePerson™) to fuel AI-powered digital transformation.

Our Growth Strategy

              We aim to grow our business and maintain our position as an industry leader by focusing on our core customer experience, engagement and growth solutions. We link these capabilities to technology-enabled platforms and managed services to drive a superior customer experience for our clients' customers. This approach yields differentiated customer experiences. To that end we continually strive to:

  •
  Expand Client Relationships.  We pursue and grow new clients, many of whom were born digital and need a proven CX partner to further their success. We also build deeper, more strategic relationships with existing global clients to drive enduring, transformational change within their organizations.

  •
  Deliver new capabilities and digital solutions.  We continue to invest in technology-enabled platforms and innovate through technology advancements, broader intellectual property protection and process optimization. We expand our product portfolio to serve digital CX needs with new cloud and technology offerings.

  •
  Build differentiated partner relationships.  We strive to create new channel partnerships and work within our technology partners' ecosystems to deliver innovative solutions with expanding intellectual property through value-added applications, integrations, services and solutions.

  •
  Execute Strategic acquisitions.  We intend to continue executing strategic acquisitions that further complement and expand our integrated solutions and global presence. We remain focused on leveraging scale and tuck-in acquisitions to advance our client base, especially in the growth category.

Company Information

              TTEC is a Delaware corporation. TTEC's principal executive offices are located at 9197 S. Peoria Street, Englewood, CO 80112-5833, and its telephone number is (303) 397-8100. The address of our website is www.ttec.com. The information contained on, or accessible through, our website is not incorporated in, and shall not be part of, this prospectus supplement. For more information about TTEC, see "Where You Can Find More Information."

Stock Transfer Agent and Registrar

              The Transfer Agent and Registrar for the common stock is Broadridge Corporate Issuer Solutions Inc.

 THE OFFERING

Common stock offered by the selling stockholder	3,000,000 shares (or 3,450,000 if the underwriters exercise in full their option to purchase additional shares)
Option to purchase additional shares of common stock	The selling stockholder has granted the underwriters a 30-day option to purchase up to an additional 450,000 shares, at the public offering price, less the underwriting discount.
Common stock to be outstanding immediately before and immediately after this offering	46,485,595 shares(1)
Use of proceeds

The selling stockholder will receive all of the proceeds from the sale of shares of our common stock in this offering. We will not receive any proceeds from the sale of shares of our common stock to be offered by the selling stockholder. See "Use of Proceeds" and "Selling Stockholder."

Risk Factors

Investing in our common stock involves risks. See "Risk Factors" on page S-16 of this prospectus supplement and the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.

NASDAQ Global Select Market symbol	"TTEC"

(1)
The number of shares of common stock to be outstanding immediately before and immediately after this offering is based on 46,485,595 shares outstanding as of September 30, 2019 and excludes:

•
741,429 shares of common stock issuable upon vesting of RSU awards as of September 30, 2019 under our equity incentive plans; and

•
1,110,472 shares of common stock available for future issuance under our equity incentive plans as of September 30, 2019.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares.

SUMMARY FINANCIAL INFORMATION

              The following table sets forth our summary consolidated financial data. We derived our summary consolidated financial data as of and for the years ended December 31, 2018, 2017 and 2016 from our consolidated financial statements, which were audited by PricewaterhouseCoopers LLP. We derived our summary consolidated financial data and other financial data as of and for the nine months ended September 30, 2019 and 2018 from our unaudited consolidated financial statements.

              Our summary consolidated financial data are not necessarily indicative of our future performance and results for the nine months ended September 30, 2019 are not necessarily indicative of our performance or results for the full fiscal year. The data provided in this table are only summary information and do not provide all the data contained in our financial statements. This table should be read in conjunction with and is qualified in its entirety by our audited consolidated financial statements and related notes thereto for the years ended December 31, 2018, 2017 and 2016, our unaudited consolidated financial statements and related notes thereto for the nine months ended September 30, 2019 and 2018, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,					Nine Months Ended September 30,		Nine Months Ended September 30,
	2018	2017		2016		2019		2018
	(Amounts in thousands, except per share amounts)
Statement of Operations Data
Revenue	$1,509,171	$1,477,365		$1,275,258		$1,182,378		$1,090,038
Cost of services	(1,157,927)	(1,110,068)		(941,592)		(897,193)		(844,555)
Selling, general and administrative	(182,428)	(182,314)		(175,797)		(148,646)		(134,611)
Depreciation and amortization	(69,179)	(64,507)		(68,675)		(50,452)		(52,052)
Other operating expenses	(7,583) (1)	(19,987)	(4)	(36,442)	(8)	(5,141)	(12)	(5,719)	(15)

Income from operations	92,054	100,489		52,752		80,946		53,101
Other income (expenses)	(35,816) (2)	(11,602)	(5)	(2,454)	(9)	(6,870)	(13)	(29,480)	(16)
Provision for income taxes	(16,483) (3)	(78,075)	(6)	(12,863)	(10)	(20,007)	(14)	(4,648)	(17)
Noncontrolling interest	(3,938)	(3,556)		(3,757)		(5,168)		(3,489)

Net income attributable to TTEC stockholders	$35,817	$7,256		$33,678		$48,901		$15,484

Weighted average shares outstanding
Basic	46,064	45,826		47,423		46,335		46,021
Diluted	46,385	46,382		47,736		46,693		46,390
Net income per share attributable to TTEC stockholders
Basic	$0.78	$0.16		$0.71		$1.06		$0.34
Diluted	$0.77	$0.16		$0.71		$1.05		$0.33
Dividends issued per common share	$0.55	$0.47		$0.385		$0.62		$0.55
Balance Sheet Data
Total assets	$1,054,508	$1,078,736	(7)	$846,304	(11)	$1,181,866		$1,038,606

Total long-term liabilities	$466,241	$514,113	(7)	$304,380	(11)	$436,417		$466,778

(1)
Includes $0.8 million related to reductions in force, a $5.3 million expense due to facility exit charges and a termination fee for a technology vendor contract, a $1.1 million expense related to the impairment of property and equipment and a $0.3 million impairment charge related to internally developed software.

(2)
Includes a $15.6 million impairment of the full value of an equity investment and a related bridge loan, a $9.9 million charge related to the future purchase of the remaining 30% of the Motif acquisition, a $1.6 million net loss related to a business unit which was classified as assets held for sale and subsequently reclassified to assets held and used as of December 31, 2018, a $2.0 million gain related to royalty payments in connection with the sale of a business unit, a $0.7 million gain related to the bargain purchase of an acquisition closed in March 2018, and a $0.3 million benefit related to a fair value adjustment of the contingent consideration based on revised estimates of performance against targets for one or our acquisitions.

(3)
Includes a $4.2 million benefit related to the impairment of an equity investment, a $3.4 million benefit related to return to provision adjustments, $0.5 million of expense related to the disposition of assets, a $0.7 million benefit related to stock options, $1.6 million of expense related to changes in tax contingent liabilities, $1.5 million of expense related to changes in valuation allowance, a $2.1 million benefit related to restructuring, and a $0.5 million benefit related to other items.

(4)
Includes $1.2 million expense related to reductions in force, a $2.2 million expense due to facility exit charges, a $3.5 million expense due to write-off of leasehold improvements and other fixed assets in connection with the facilities we exited, $7.8 million expense related to integration charges for the Connextions acquisition, and a $5.3 million impairment charge related to two trade name intangible assets.

(5)
Includes a $5.3 million expense related to the finalization of the transition services agreement for Connextions, a net $2.6 million loss related to a held for sale business unit that was sold in December 2017 and a $1.2 million charge to interest expense related to the future purchase of the remaining 30% of the Motif acquisition offset by a $3.2 million benefit related to the release of the currency translation adjustment in equity in connection with the dissolution of a foreign entity.

(6)
Includes $62.4 million of expense related to the U.S. 2017 Tax Act, $0.4 million of expense related to the disposition of assets, $1.9 million of benefit related to impairments, $2.2 million of benefit related to stock options, $0.6 million of expense related to changes in valuation allowances, $5.8 million of benefit related to restructuring, $0.6 million of benefit related to return to provision adjustments and $2.1 million of benefit related to changes to a transition service agreement.

(7)
The company spent $116.7 million, net of cash acquired of $6.0 million, in 2017 for the acquisitions of Connextions and Motif. Upon acquisitions of Connextions and Motif, the company acquired $40.8 million in assets and assumed $36.3 million in liabilities ($27.4 million in long-term liabilities).

(8)
Includes $3.4 million expense related to reductions in force, a $1.0 million expense due to facility exit and other charges, a $1.3 million impairment of fixed assets, a $1.4 million impairment of goodwill, an $11.1 million impairment of internally developed software, and $18.2 million of impairment charges related to several trade name, customer relationship and non-compete intangible assets.

(9)
Includes a $5.3 million estimated loss related to two business units which have been classified as assets held for sale offset by a $4.8 million benefit related to fair value adjustments to the contingent consideration based on revised estimates of performance against targets for two of our acquisitions.

(10)
Includes $1.7 million of expense related to return to provision adjustments, $1.1 million of expense related to a transfer pricing adjustment for a prior period, $0.5 million of expense related to tax rate changes, $0.5 million of expense related to changes in valuation allowances, $1.5 million of benefit related to restructuring charges, and $9.8 million of benefits related to impairments and loss on assets held for sales.

(11)
We spent $46.1 million, net of cash acquired of $2.7 million, in 2016 for the acquisition of Atelka. Upon acquisition of Atelka, we acquired $25.1 million in assets and assumed $7.7 million in liabilities ($1.4 million in long-term liabilities).

(12)
Includes $0.9 million expense related to reductions in force, a $0.7 million expense due to facility exit and other charges, a $2.6 million impairment of leasehold improvements and right of use lease assets, and $0.9 million impairment of internally developed software, customer relationship intangible assets and other long- term assets.

(13)
Includes a $2.5 million charge related to the future purchase of the remaining 30% of the Motif acquisition, a $1.1 million gain related to royalty payments in connection with the sale of two business units, a $0.7 million gain related to the sale of trademarks, a $1.4 million gain related to recovery of receivables for a division in winddown, and a $2.4 million benefit related to a fair value adjustment of the contingent consideration based on revised estimates of performance against targets for one or our acquisitions.

(14)
Includes $2.3 million of expense related to changes in valuation allowances, $0.5 million of expense related to tax contingencies, a $0.9 million benefit related to restructuring charges, and $0.1 million of other expenses.

(15)
Includes $0.6 million related to reductions in force, a $4.0 million expense due to facility exit charges and a termination fee for a technology vendor contract, and a $1.1 million expense related to the impairment of property and equipment.

(16)
Includes a $15.6 million impairment of the full value of an equity investment and a related bridge loan, a $8.0 million charge related to the future purchase of the remaining 30% of the Motif acquisition, a $2.0 million net loss related to a business unit which was classified as assets held for sale, a $1.7 million gain related to royalty payments in connection with the sale of a business unit, and a $0.7 million gain related to the bargain purchase of an acquisition closed in March 2018,

(17)
Includes a $4.2 million benefit related to the impairment of an equity investment, a $0.4 million benefit related to return to provision adjustments, $0.4 million of expense related to the disposition of assets, a $0.7 million benefit related to stock options, a $2.1 million benefit related to changes in tax contingent liabilities, a $1.6 million benefit related to restructuring, and a $0.4 million expense related to other items.

Income Before Income Taxes to Adjusted EBITDA Reconciliation

              The following table sets forth our revenue and gross margins, and a reconciliation of the income before income taxes to the adjusted EBITDA for the consolidated company and each of our two segments—TTEC Engage and TTEC Digital. Each column represents the previous twelve months ended September 30 of each noted year, and all amounts are in millions (except for margin %). We believe adjusted EBITDA allows investors to measure, analyze and compare our financial condition and results of operations in a meaningful and consistent manner. We cannot provide a reconciliation between adjusted EBITDA and net income without unreasonable effort as we are unable to allocate taxes by segment. As a result, we have reconciled adjusted EBITDA to income before taxes.

	Consolidated				Engage				Digital
	LTM 2016	LTM 2017	LTM 2018	LTM 2019	LTM 2016	LTM 2017	LTM 2018	LTM 2019	LTM 2016	LTM 2017	LTM 2018	LTM 2019
	($ in millions)
Revenue	$1,272.1	$1,395.7	$1,516.7	$1,601.5	$1,047.0	$1,190.6	$1,295.9	$1,309.0	$225.1	$205.1	$220.8	$292.5
Cost of Services	937.3	1,047.4	1,157.2	1,210.6	788.9	906.7	1,007.4	1,016.8	148.5	140.7	149.7	193.8

Gross Profit	$334.8	$348.3	$359.5	$390.9	$258.1	$283.9	$288.4	$292.2	$76.7	$64.4	$71.1	$98.7

Gross Margin %	26.3%	25.0%	23.7%	24.4%	24.7%	23.8%	22.3%	22.3%	34.1%	31.4%	32.2%	33.7%

Reconciliation of Adj. EBITDA:
Income Before Income Taxes	$68.25	$67.11	$51.91	$106.70	$55.38	$64.25	$32.59	$63.66	$12.88	$2.86	$19.32	$43.04

Income Before Income Taxes as a % of Revenue (Margin)	5.4%	4.8%	3.4%	6.7%	5.3%	5.4%	2.5%	4.9%	5.7%	1.4%	8.8%	14.7%

Interest income / expense, net	6.55	8.46	22.91	17.75	6.29	8.50	22.97	17.75	0.26	(0.05)	(0.06)	—
Depreciation and amortization	69.04	64.19	69.29	67.58	54.37	53.80	60.56	57.26	14.67	10.39	8.73	10.32
Asset impairment, restructuring and integration charges	14.71	36.72	15.94	7.01	8.99	22.19	10.38	4.56	5.72	14.53	5.56	2.45
Impairment of equity investment	—	—	15.63	—	—	—	15.63	—	—	—	—	—
Gain on sale of business units	—	(0.17)	(1.91)	(1.46)	—	(0.17)	(1.91)	(1.46)	—	—	—	—
Gain on sale of trademarks	—	—	—	(0.70)	—	—	—	(0.70)	—	—	—	—
Gain on recovery of receivables in connection with division in winddown	—	—	—	(1.42)	—	—	—	(1.42)	—	—	—	—
Gain on dissolution of foreign subsidiary	—	(3.16)	—	—	—	(3.16)	—	—	—	—	—	—
Changes in acquisition contingent consideration	(4.85)	(0.20)	—	(2.76)	(4.85)	(0.20)	—	(2.76)	—	—	—	—
Changes in acquisition transition service agreement	—	—	5.25	—	—	—	5.25	—	—	—	—	—
(Gain) Loss on asset held for sale reclassified to asset held and used	—	—	—	(0.38)	—	—	—	2.87	—	—	—	(3.25)
(Gain) Loss on asset held for sale	5.30	3.18	1.40	—	2.60	3.18	(0.60)	—	2.70	—	2.00	—
Gain on bargain purchase of acquisition	—	—	(0.69)	—	—	—	(0.69)	—	—	—	—	—
Allowance for doubtful accounts receivable from customer in bankruptcy	—	—	—	2.71	—	—	—	2.71	—	—	—	—
Writeoff of contract acquisition costs	—	—	—	1.44	—	—	—	1.44	—	—	—	—
Writeoff of value added tax due to change in foreign tax law	—	—	—	0.97	—	—	—	0.97	—	—	—	—
Equity-based compensation expenses	10.01	10.85	12.79	12.52	9.08	8.85	10.25	9.31	0.93	2.01	2.54	3.21

Adjusted EBITDA	$169.02	$186.97	$192.51	$209.94	$131.86	$157.24	$154.42	$154.18	$37.15	$29.73	$38.09	$55.76
Adjusted EBITDA as a % of Revenue (Margin)	13.3%	13.4%	12.7%	13.1%	12.6%	13.2%	11.9%	11.8%	16.5%	14.5%	17.3%	19.1%

Income from Operations to Non-GAAP Income from Operations Reconciliation

              The following table sets forth our revenue, and a reconciliation of operating income to the adjusted non-GAAP operating income and margins for the consolidated company and each of our two segments—TTEC Engage and TTEC Digital. Each column represents the previous twelve months ended September 30 of each noted year, and all amounts are in millions (except for margin %). We believe non-GAAP income from operations allows investors to measure, analyze and compare our financial condition and results of operations in a meaningful and consistent manner.

	Consolidated				Engage				Digital
	LTM 2016	LTM 2017	LTM 2018	LTM 2019	LTM 2016	LTM 2017	LTM 2018	LTM 2019	LTM 2016	LTM 2017	LTM 2018	LTM 2019
	($ in millions)
Revenue	$1,272.1	$1,395.7	$1,516.7	$1,601.5	$1,047.0	$1,190.6	$1,295.9	$1,309.0	$225.1	$205.1	$220.8	$292.5

Reconciliation of Non-GAAP Income from Operations:
Income from Operations	$71.58	$70.12	$89.71	$119.90	$55.57	$67.28	$68.43	$80.25	$16.01	$2.84	$21.28	$39.65

Income from Operations as a % of revenue (Margin)	5.6%	5.0%	5.9%	7.5%	5.3%	5.7%	5.3%	6.1%	7.1%	1.4%	9.6%	13.6%

Restructuring charges, net	4.08	10.27	9.50	3.10	3.62	10.06	9.26	3.01	0.46	0.21	0.24	0.10
Impairment losses	10.64	26.45	6.44	3.90	5.38	12.14	1.12	1.55	5.26	14.31	5.32	2.35

Non-GAAP Income from Operations	$86.29	$106.84	$105.65	$126.90	$64.56	$89.47	$78.80	$84.81	$21.73	$17.37	$26.84	$42.10

Allowance for doubtful accounts receivable from customer in bankruptcy	—	—	—	2.71	—	—	—	2.71	—	—	—	—
Writeoff of contract acquisition costs	—	—	—	1.44	—	—	—	1.44	—	—	—	—
Writeoff for value added tax due to change in foreign tax law	—	—	—	0.97	—	—	—	0.97	—	—	—	—

Adjusted Non-GAAP Income from Operations	$86.29	$106.84	$105.65	$132.01	$64.56	$89.47	$78.80	$89.92	$21.73	$17.37	$26.84	$42.10
Adjusted Non-GAAP Income from Operation as a % of Revenue (Margin)	6.8%	7.7%	7.0%	8.2%	6.2%	7.5%	6.1%	6.9%	9.7%	8.5%	12.2%	14.4%

RISK FACTORS

              Investing in our common stock involves risks. You should carefully consider the risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2018 or any of our subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference herein, as well as the other risks set forth in this prospectus supplement. You should also carefully consider the other information contained or incorporated by reference in this prospectus supplement before acquiring any shares of our common stock. These risks could materially affect our business, results of operations and financial condition and cause the value of our common stock to decline. You could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See "Cautionary Note About Forward-Looking Statements" in this prospectus supplement.

Risks Relating to this Offering

The per share trading price and trading volume of our common stock may continue to be volatile following this offering

              The per share trading price of our common stock has been and may continue to be volatile. The closing price of our common stock has ranged from $28.19 to $49.86 per share during the period from January 1, 2019 to September 30, 2019. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the per share trading price of our common stock declines, you may be unable to resell your shares at or above the purchase price. We cannot assure you that the per share trading price of our common stock will not fluctuate or decline significantly in the future.

              Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

  •
  actual or anticipated variations in our quarterly operating results or dividends;

  •
  publication of research reports about us or our industry;

  •
  failure by us to meet the expectations of industry analysts;

  •
  the market for similar securities;

  •
  changes in market valuations of similar companies;

  •
  adverse market reaction to any additional debt we may incur in the future;

  •
  actions by institutional stockholders;

  •
  speculation about us or our industry in the press or investment community;

  •
  the extent of investor interest in our securities;

  •
  actions by competitors;

  •
  our underlying asset value;

  •
  investor confidence in the stock and bond markets, generally;

  •
  changes in tax laws;

  •
  future equity issuances or further sales of common stock by the selling stockholder;

  •
  general economic and financial market conditions;

  •
  our issuance of debt securities;

  •
  our financial condition, results of operations and prospects;

  •
  additions or departures of key management personnel; and

  •
  the realization of any of the other risk factors presented in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2018 or any of our subsequently filed Quarterly Reports on Form 10-Q.

              In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management's attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and the trading price of our common stock.

Market interest rates may have an adverse effect on the value of our common stock

              One of the factors that will influence the trading price of our common stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of shares of our common stock to expect a higher dividend yield and higher interest rates, which would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the trading price of our common stock to decrease.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline

              The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. Currently, only a small number of securities analysts cover our stock. If more analysts do not commence coverage of us, or if industry analysts cease coverage of us or fail to publish reports on us regularly, the trading price for our common stock could be adversely affected. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.

The number of shares of our common stock available for future issuance or sale could adversely affect the per share trading price of our common stock

              We cannot predict whether future issuances or sales of shares of our common stock or the availability of shares of our common stock for resale in the open market will decrease the per share trading price of our common stock. The issuance of substantial numbers of shares of our common stock in the public market, or the perception that such issuances might occur, could adversely affect the per share trading price of our common stock. Future issuances of shares of our common stock may also be dilutive to existing stockholders.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the per share trading price of our common stock

              In the future, we may attempt to increase our capital resources by making offerings of debt or equity securities. Upon liquidation, holders of any debt securities or shares of preferred stock that we issue in the future and lenders with respect to other borrowings would be entitled to receive our available assets prior to distribution to the holders of our common stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Any shares of preferred stock we issue in the future could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to pay dividends to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offering. Thus, our stockholders bear the risk of our future offerings reducing the per share trading price of our common stock and diluting their interest in us.

Upon completion of this offering, the selling stockholder will continue to own a majority of our shares of common stock, which limits the ability of other stockholders to influence corporate matters

              As of September 30, 2019, the selling stockholder owned approximately 67.7% of our outstanding shares of common stock, and the selling stockholder's interest will decrease to approximately 60.3% of our outstanding shares of common stock immediately after the completion of this offering. The selling stockholder is also our Chairman and Chief Executive Officer. Accordingly, the selling stockholder has, and after this offering will continue to exercise, significant influence and control over the management and strategic direction of our company, including the direction of our business and our dividend policy, and all matters requiring action by our stockholders, including the election of our entire board of directors and our capital structure. In addition, the selling stockholder will retain significant influence and control over the outcome of any change in control of our company or significant corporate transaction or other matter submitted to our stockholders for approval.

Delaware law and certain provisions in our restated certificate of incorporation and amended and restated bylaws might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the price of our common stock

              Our restated certificate of incorporation and amended and restated bylaws contain provisions that could depress the market price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions, among other things:

  •
  authorize the issuance of "blank check" preferred stock that our board of directors could use to implement a stockholder rights plan;

  •
  provide that special meetings of our stockholders may be called only by our Chairman, President or our board of directors;

  •
  establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings;

  •
  permit the board of directors to establish the number of directors; and

  •
  provide that the board of directors is expressly authorized to make, alter or repeal our amended and restated bylaws.

              In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of our common stock.

 USE OF PROCEEDS

              The selling stockholder will receive all of the proceeds from the sale of shares of our common stock in this offering. We will not receive any proceeds from the sale of shares of our common stock to be offered by the selling stockholder. See "Selling Stockholder" on page S-22 of this prospectus supplement.

 DIVIDENDS

              In 2015, our board of directors adopted a dividend policy, with the intent to distribute a periodic cash dividend to stockholders of our common stock, after consideration of, among other things, TTEC's performance, cash flows, capital needs and liquidity factors. We paid the initial dividend in 2015 and have continued to pay a semi-annual dividend in April and October each year, in amounts progressively ranging between $0.18 and $0.32 per common share. The most recent dividend in the amount of $0.32 per common share was paid in October 2019. While it is our intention to continue to pay semi-annual dividends in 2020 and beyond, any decision to pay future cash dividends will be made by our board of directors. In addition, our credit facility restricts our ability to pay dividends in the event we are in default or do not satisfy certain covenants.

              Our common stock is listed and traded on the NASDAQ Global Select Market under the symbol "TTEC." The following table sets forth the high and low closing prices per share of common stock for the quarters indicated as reported on NASDAQ. The table also sets forth the cash dividends per share declared by TTEC with respect to its common stock. On September 30, 2019, there were 46,485,595 shares of TTEC common stock outstanding, which were held by stockholders of record.

	High	Low	Dividends Declared
2019
First Quarter	$36.26	$28.19	$0.30
Second Quarter	$46.59	$34.92	$—
Third Quarter	$49.86	$43.75	$0.32
Fourth Quarter (through November 29, 2019)	$48.48	$43.20	$—
2018
First Quarter	$41.80	$30.70	$0.27
Second Quarter	$37.40	$30.20	$—
Third Quarter	$36.20	$23.95	$0.28
Fourth Quarter	$29.66	$23.79	$—
2017
First Quarter	$31.30	$29.10	$0.22
Second Quarter	$42.60	$28.85	$—
Third Quarter	$42.15	$38.60	$0.25
Fourth Quarter	$43.35	$37.85	$—

 CAPITALIZATION

              The following table sets forth our capitalization as of September 30, 2019. You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019, incorporated by reference herein.

September 30, 2019
(Dollars in thousands, except share and per share data)
Line of Credit	$199,000
Stockholders' equity:
Preferred stock, $0.01 par value per share; 10,000,000 shares authorized, zero shares issued and outstanding	—
Common stock, $0.01 par value per share; 150,000,000 shares authorized, 46,485,595 shares issued and outstanding	465
Additional paid-in capital	353,372
Treasury stock at cost, 35,566,658 shares	(605,370)
Accumulated other comprehensive income	(118,700)
Retained Earnings	744,954
Noncontrolling interest	12,422

Total stockholders' equity	387,143

Total capitalization	$586,143

              The outstanding share information in the table above is based on 46,485,595 shares of common stock outstanding as of September 30, 2019 and excludes:

  •
  741,429 shares of common stock issuable upon vesting of RSU awards as of September 30, 2019 under our equity incentive plans; and

  •
  1,110,472 shares of common stock available for future issuance under our equity incentive plans as of September 30, 2019.

              Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares.

SELLING STOCKHOLDER

              The following table and accompanying footnotes detail the (i) number of shares of our common stock that the selling stockholder, Kenneth D. Tuchman, beneficially owned as of September 30, 2019, (ii) the percentage of our outstanding shares of common stock that the selling stockholder beneficially owned as of September 30, 2019, (iii) the number of shares of our common stock proposed to be sold by the selling stockholder in this offering, (iv) the number of shares of our common stock that will be beneficially owned by the selling stockholder immediately after this offering and (v) the percentage of our outstanding shares of common stock that the selling stockholder will beneficially own immediately after this offering. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC.

Selling Stockholder	Shares beneficially owned prior to offering		Percentage of outstanding shares beneficially owned prior to offering		Number of shares of common stock sold in this offering		Shares beneficially owned after this offering	Percentage of outstanding shares beneficially owned after this offering
Kenneth D. Tuchman(1)	31,463,707	(2)(3)	67.7%	(4)	3,450,000	(5)	28,013,707	60.3	%(4)

(1)
All of the shares being offered hereby are owned by KDT Stock Revocable Trust of which Mr. Tuchman is sole trustee and sole beneficiary. The address of Mr. Tuchman is 9197 S. Peoria Street, Englewood, CO 80112-5833.

(2)
Includes 31,453,707 shares subject to sole voting and investment power, and 10,000 shares with shared voting and investment power. The shares with sole voting and investment power consist of: (i) 6,686,901 shares held by Mr. Tuchman; (ii) 14,766,806 shares held by a limited liability partnership controlled by Mr. Tuchman; and (iii) 10,000,000 shares held by the KDT Stock Revocable Trust (the "Trust") controlled by Mr. Tuchman. The shares with shared voting and investment power consist of 10,000 shares owned by Mr. Tuchman's spouse.

(3)
On May 7, 2018, Mr. Tuchman entered into a Security Agreement with Wells Fargo Bank, National Association (the "2018 Security Agreement"), pursuant to the terms of which he agreed to collateralize a certain personal loan with 3,070,000 of TTEC common stock held in the Trust. Pursuant to the 2018 Security Agreement, Mr. Tuchman may pledge additional TTEC shares held by the Trust, directly, or through other vehicles to collateralized additional advancements on the personal loan. The 2018 Security Agreement restates and supersedes a certain security agreement for pledge of shares of TTEC common stock with Wells Fargo Bank previously executed in December 2015.

(4)
The percentage of shares of our common stock that the selling stockholder beneficially owns both prior to and following an offering of securities pursuant to this prospectus is based on 46,485,595 shares of our common stock outstanding as of September 30, 2019.

(5)
Assumes the sale of 450,000 shares of our common stock by the selling stockholder upon exercise in full of the underwriters' option to purchase additional shares from the selling stockholder

Material Relationships with Selling Stockholder

              The selling stockholder is our Chairman and Chief Executive Officer. A description of certain relationships and related party transactions involving the selling stockholder is included in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 12, 2019 in the section entitled "Related Party Transactions," which is incorporated herein by reference.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF COMMON STOCK

              The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock acquired in this offering by a Non-U.S. Holder (as defined below). For purposes of this discussion, a Non-U.S. Holder is a beneficial owner of our common stock that is not a "U.S. person" or partnership, including any entity or arrangement treated as a partnership and the equity holders therein, for U.S. federal income tax purposes.

              A U.S. person is any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

              If you are an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors as to particular U.S. federal income tax consequences to them of holding and disposing of our common stock.

              This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. We have not sought and will not seek any rulings from the Internal Revenue Service, or IRS, regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the ownership and disposition of our common stock.

              This discussion is limited to Non-U.S. Holders who hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, certain former citizens or long-term residents of the United States, a person who holds or receives our common stock pursuant to the exercise of an employee stock option or otherwise as compensation, partnerships (or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities and the equity holders therein, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, tax-exempt organizations, tax-qualified retirement plans or foreign pension funds, persons subject to the alternative minimum tax, persons subject to special tax accounting rules under Section 451(b) of the Code, persons that own, or have owned, actually or constructively, more than 5% of our common stock and persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy.

              This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, and does not address the potential application of the alternative minimum tax, Medicare contribution tax, estate or gift taxes and does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

              PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Distributions

              Distributions of cash or other property paid on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce your basis in our common stock, but not below zero, and any excess will be treated as gain from the sale or other disposition of our common stock, as described below under "—Gain on Disposition of Our Common Stock."

              Dividends paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, subject to the discussion below under "—FATCA," you will be required to provide to us or our paying agent a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying your entitlement to benefits under a treaty. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

              If you do not timely provide the required certification, but qualify for a reduced treaty rate, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

              If dividends paid to you are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the dividends on a net income basis in the same manner as a U.S. person. If you are a foreign corporation you also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of your effectively connected earnings and profits for the taxable year, as adjusted for certain items.

              If dividends paid to you are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will be exempt from the withholding tax discussed in the preceding paragraph, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Common Stock

              Subject to the discussions below under "—Information Reporting and Backup Withholding" and "—FATCA," you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States);

  •
  you are a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

  •
  we are or have been a "United States real property holding corporation," as defined in the Code, or a USRPHC, at any time within the five-year period ending on the date of the taxable disposition or your holding period for such common stock, whichever period is shorter, and our common stock is not regularly traded on an established securities market or you hold more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the five-year period ending on the date of the taxable disposition or the holding period for such common stock.

              You will generally be taxed on the gain described in the first bullet above in the same manner as a U.S. person. If you are a foreign corporation, you also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of your effectively connected earnings and profits for the taxable year, as adjusted for certain items.

              You will generally be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on gain described in the second bullet point above, but may offset such tax with certain U.S.-source capital losses (even though you are not considered a resident of the United States), provided that you have timely filed U.S. federal income tax returns with respect to such losses.

              Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus any of its assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a UPRHC, or that we are likely to become one in the future. Even if we are a USRPHC, for so long as our common stock is regularly traded on an established securities market, sales of our common stock generally will not be subject to tax if you have not held more than 5% of our common stock, actually or constructively, during the five-year period preceding such sale or other disposition of our common stock (or your holding period, if shorter). No assurance can be provided that our common stock will continue to be regularly traded on an established securities market for purposes of the rules described above. You are encouraged to consult your own tax advisors regarding the possible consequences to you if we are, or were to become, a USRPHC.

Information Reporting and Backup Withholding

              Information returns are required to be filed with the IRS in connection with payments of dividends on our common stock. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our common stock. You may be subject to backup withholding on payments on our common stock or on the proceeds from a sale or other disposition of our common stock unless the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person and you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

              Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, require withholding of 30% on payments of dividends on our common stock, and, subject to the discussion of certain proposed Treasury Regulations below, gross proceeds of dispositions of our common stock, to "foreign financial institutions" (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, you may be eligible for refunds or credits of such taxes. The U.S. Treasury recently released proposed Treasury Regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed Treasury Regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. You should consult your tax adviser regarding the effects of FATCA on your investment in our common stock.

UNDERWRITING

              BofA Securities, Inc. and Morgan Stanley & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholder and the underwriters, the selling stockholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholder, the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
BofA Securities, Inc.
Morgan Stanley & Co. LLC
Cowen and Company, LLC
Craig-Hallum Capital Group LLC
William Blair & Company, L.L.C.
Northland Securities, Inc.
HSBC Securities (USA) Inc.

Total

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us and the selling stockholder that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the selling stockholder	$	$	$

              The selling stockholder will pay the underwriting discounts and commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the common stock covered by this prospectus supplement. We will bear certain other costs, fees and expenses incurred in effecting the registration of the common stock covered by this prospectus supplement, including, without limitation, all registration and filing fees and expenses of our counsel and our independent registered public accountants.

Option to Purchase Additional Shares

              The selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 450,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

              We and the selling stockholder, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus without first obtaining the written consent of BofA Securities, Inc. and Morgan Stanley & Co. LLC.

              Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common stock;

  •
  sell any option or contract to purchase any common stock;

  •
  purchase any option or contract to sell any common stock;

  •
  grant any option, right or warrant for the sale of any common stock;

  •
  lend or otherwise dispose of or transfer any common stock;

  •
  request or demand that we file a registration statement related to the common stock; or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

              This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

NASDAQ Global Select Market Listing

              The shares are listed on the NASDAQ Global Select Market under the symbol "TTEC."

Price Stabilization, Short Positions

              Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

              In connection with this offering, the underwriters may engage in passive market making transactions in the common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriter is not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, commercial and investment banking, financial advisory and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. One or more affiliates of BofA Securities, Inc. and HSBC Securities (USA) Inc. are lenders under our credit facility.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

              In relation to each member state of the European Economic Area (each a "Member State"), no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

  a.
  to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

  b.
  to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

  c.
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

              provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

              Each person in a Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to with us and the representatives that it is a qualified investor within the meaning of the Prospectus Regulation.

              In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a relevant Member State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

              The company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

              For the purposes of this provision, the expression an "offer to the public" in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

              The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

              The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

              Neither this document nor any other offering or marketing material relating to the offering, TTEC or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA ("FINMA"), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus supplement relates to an exempt offer, as defined by the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Singapore

              This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the "SFA")) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

              Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  a.
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  b.
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  a.
  to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  b.
  where no consideration is or will be given for the transfer;

  c.
  where the transfer is by operation of law; or

  d.
  as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

              The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

              Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

              Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

 LEGAL MATTERS

              Certain legal matters will be passed upon for us by Hogan Lovells US LLP. Certain legal matters will be passed upon for the selling stockholder by Sherman & Howard L.L.C. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

              The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

              The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC and which is incorporated by reference will automatically update and supersede this information. We incorporate by reference the documents listed below and all filings made pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed) after the date of this prospectus supplement and before the termination of the offerings of all of the securities covered by this prospectus supplement and the accompanying prospectus.

  1.
  Our Annual Report on Form 10-K for the year ended December 31, 2018 (including the portions of our Definitive Proxy Statement on Schedule 14A that are incorporated by reference therein);

  2.
  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019; and

  3.
  Our Current Reports on Form 8-K filed with the SEC on February 26, 2019, April 23, 2019, May 21, 2019, May 24, 2019, September 17, 2019 and October 29, 2019.

              You may obtain copies of the documents we incorporate by reference, at no cost, upon written or oral request, by contacting us as described below, or through contacting the SEC or accessing its website as described below. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing or by telephone at:

TTEC Holdings, Inc.
9197 S. Peoria Street
Englewood, CO 80112-5833
(303) 397-8100

WHERE YOU CAN FIND MORE INFORMATION

              We are subject to the informational requirements of the Exchange Act. We therefore file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's website at www.sec.gov. Our SEC filings are also available free of charge on our website at www.ttec.com as soon as reasonably practicable following the time that they are filed with or furnished to the SEC. Information on our website is not a part of, or incorporated by reference into, this prospectus supplement or the accompanying prospectus.

Prospectus

TTEC Holdings, Inc.

Up to $350,000,000
Common Stock
Preferred Stock
Debt Securities
Warrants
Purchase Contracts
Units

and

6,000,000 Shares of Common Stock
Offered by the Selling Stockholder

        We may offer from time to time, in one or more series of classes, up to $350,000,000 in aggregate principal amount of our common stock, preferred stock, debt securities, warrants, purchase contracts or units, in any combination, together or separately, in one or more offerings in amounts at prices and on the terms that we will determine at the time of the offering and which will be set forth in a prospectus supplement and any related free writing prospectus.

        In addition, Kenneth D. Tuchman (the "selling stockholder") may offer and sell up to 6,000,000 shares of our common stock from time to time, in amounts, at prices and on terms that will be determined at the time the shares of our common stock are offered. We urge you to read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of these securities, carefully before you make your investment decision.

        Our common stock is listed on the NASDAQ Global Select Market under the trading symbol "TTEC." The last reported sale price of our common stock on July 19, 2019 was $47.24 per share.

        Investing in these securities involves certain risks. See "Risk Factors" on page 3 and the other information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2019.

        Neither we, the selling stockholder, our respective affiliates nor any underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we or the selling stockholder have referred you. We, the selling stockholder and/or our respective affiliates, as applicable, take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling stockholder and/or our respective affiliates, as applicable, are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

        In this prospectus, (i) references to "TTEC," "we," "us," "our," "the registrant" and "our company" refer, collectively, to TTEC Holdings, Inc., a Delaware corporation, the issuer of the securities offered hereby, and its subsidiaries and (ii) references to "selling stockholder" refer to Kenneth D. Tuchman and includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock received from the selling stockholder as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"), utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings with an initial aggregate offering price of up to $350,000,000. In addition, under this shelf registration process, the selling stockholder may from time to time offer and sell up to an aggregate of 6,000,000 shares of our common stock in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we and/or the selling stockholder, if applicable, sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement, on the other hand, you shall rely on the information in the prospectus supplement. You should read this prospectus, any prospectus supplement and any free writing prospectus together with additional information described under the sections "Risk Factors" and "Where You Can Find More Information."

        We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

 THE COMPANY

        TTEC is a leading global customer experience technology and services company focused on the design, implementation and delivery of transformative solutions for many of the world's most iconic and disruptive brands. We help large global companies increase revenue and reduce costs by delivering personalized customer experiences across every interactional channel and phase of the customer lifecycle as an end-to-end provider of customer engagement services, technologies, insights and innovations. We are organized into two centers of excellence: TTEC Digital and TTEC Engage.

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  TTEC Digital designs and builds human centric, tech-enabled, insight-driven customer experience solutions.

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  TTEC Engage is the Company's global delivery center of excellence that operates turnkey customer acquisition, care, revenue growth, digital fraud prevention and detection, and content moderation services.

        TTEC Digital and TTEC Engage come together under our unified offering, HumanifyTM Customer Engagement as a Service, which drives measurable results for clients through delivery of personalized omnichannel interactions that are seamless and relevant. Our business is supported by 49,300 employees delivering services in 24 countries from 82 customer engagement centers on six continents. Our end-to-end approach differentiates the Company by combining service design, strategic consulting, data analytics, process optimization, system integration, operational excellence, and technology solutions and services. This unified offering is value-oriented, outcome-based, and delivered on a global scale across all four of our business segments, two of which comprise TTEC Digital—Customer Strategy Services and Customer Technology Services; and two of which comprise TTEC Engage—Customer Growth Services and Customer Management Services.

        Since our establishment in 1982, we have helped clients strengthen their customer relationships, brand recognition and loyalty by simplifying and personalizing interactions with their customers. We deliver thought leadership, through innovation in programs that differentiate our clients from their competition.

        TTEC is a Delaware corporation. TTEC's principal executive offices are located at 9197 S. Peoria Street, Englewood, CO 80112-5833, and its telephone number is (303) 397-8100. The address of our website is www.ttec.com. The information contained on, or accessible through, our website is not incorporated in, and shall not be part of, this prospectus. For more information about TTEC, see "Where You Can Find More Information."

RISK FACTORS

        Investing in the securities involves substantial risks. Before purchasing any of the securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as updated by annual, quarterly and other reports and documents that are incorporated by reference herein or in the applicable prospectus supplement. The risks and uncertainties that we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect us. The occurrence of any of these risks could materially and adversely impact our business, cash flows, condition (financial or otherwise), liquidity, prospects and/or results of operations. Please also refer to the sections below entitled "Cautionary Note on Forward-Looking Statements" and "Where You Can Find More Information."

 USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

        In the case of a sale by the selling stockholder, we will not receive any of the proceeds from such sale. We are required to bear the expenses (other than underwriting discounts) incident to an offering by the selling stockholder.

 SELLING STOCKHOLDER

        In addition to the shares of our common stock that we may offer from time to time in one or more offerings, this prospectus also relates to the possible resale from time to time by Kenneth D. Tuchman of up to 6,000,000 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part.

        The following table details the number of shares of our common stock that Kenneth D. Tuchman beneficially owns and the number of shares of our common stock that Kenneth D. Tuchman may offer for resale under this prospectus. The following table has been prepared on the assumption that all shares that Kenneth D. Tuchman may offer from time to time pursuant to this prospectus are sold. The percentage of shares of our common stock that Kenneth D. Tuchman beneficially owns both prior to and following an offering of securities pursuant to this prospectus is based on 46,386,727 shares of our common stock outstanding as of June 30, 2019 and does not take into account any securities issued by us pursuant to this prospectus. We cannot advise you as to whether Kenneth D. Tuchman will in fact sell any or all of such shares of our common stock.

Selling Stockholder	Shares beneficially owned prior to offering		Percentage of outstanding shares beneficially owned prior to offering	Number of shares being registered for resale	Shares beneficially owned after offering	Percentage of outstanding shares beneficially owned after offering
Kenneth D. Tuchman(1)	31,463,707	(2)(3)	67.8%	6,000,000	25,463,707	54.9%

(1)
The address of Mr. Tuchman is 9197 S. Peoria Street, Englewood, CO 80112-5833.

(2)
Includes 31,453,707 shares subject to sole voting and investment power, and 10,000 shares with shared voting and investment power. The shares with sole voting and investment power consist of: (i) 6,686,901 shares held by Mr. Tuchman; (ii) 14,766,806 shares held by a limited liability partnership controlled by Mr. Tuchman; and (iii) 10,000,000 shares held by a revocable trust controlled by Mr. Tuchman. The shares with shared voting and investment power consist of 10,000 shares owned by Mr. Tuchman's spouse.

(3)
On May 7, 2018, Mr. Tuchman entered into a Security Agreement with Wells Fargo Bank, National Association, pursuant to the terms of which he agreed to collateralize a certain personal loan with 3,070,000 of TTEC common stock held in KDT Stock Revocable Trust ("2018 Security Agreement"). Pursuant to 2018 Security Agreement, Mr. Tuchman may pledge additional TTEC shares held by the Trust, directly, or through other vehicles to collateralized additional advancements on the Loan. The 2018 Security Agreement restates and supersedes a certain security agreement for pledge of TTEC shares with Wells Fargo Bank previously executed in December 2015.

Material Relationships with Selling Stockholder

        A description of certain relationships and related party transactions involving Kenneth D. Tuchman is included in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 12, 2019 in the section entitled "Related Party Transactions," which is incorporated herein by reference.

 DESCRIPTION OF CAPITAL STOCK

        The following description of certain terms of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, our restated certificate of incorporation, as amended (the "Certificate of Incorporation"), our amended and restated bylaws, as amended (the "Bylaws"), and the applicable provisions of the Delaware General Corporation Law (the "DGCL"). For more information on how you can obtain the Certificate of Incorporation and the Bylaws, see "Where You Can Find More Information."

General

        Under the Certificate of Incorporation, we are authorized to issue up to 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2019, there were 46,386,727 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

        The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Stockholders may not cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In 2015, our Board of Directors adopted a dividend policy, with the intent to distribute a periodic cash dividend to stockholders of our common stock, after consideration of, among other things, TTEC's performance, cash flows from operations, capital needs and liquidity factors. The Company paid the initial dividend in 2015 and has continued to pay a semi-annual dividend in October and April of each year.

        In the event of liquidation, dissolution or winding up of TTEC, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

        Our Board of Directors has the authority to issue our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of TTEC without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. Holders of preferred stock may be entitled to receive dividends (other than dividends of common stock) before any dividends are payable to holders of common stock.

        The prospectus supplement relating to any preferred stock being offered will include specific terms relating to the offering.

Anti-Takeover Effects of Delaware Law

        Delaware Law.    TTEC is subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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  the business combination transaction or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Board of Directors prior to the date the interested stockholder obtained such status;

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  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation's officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  on or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to TTEC and, accordingly, may discourage attempts to acquire TTEC even though such a transaction may offer TTEC's stockholders the opportunity to sell their stock at a price above the prevailing market price.

        Certificate of Incorporation and Bylaws.    Various provisions contained in the Certificate of Incorporation and the Bylaws could delay or discourage stockholder actions with respect to transactions involving an actual or potential change of control of us or a chance in our management and may limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests. Among other things, these provisions:

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  provide that special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors or by the Chief Executive Officer of our company and not by the stockholders;

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  provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary advance written notice of the stockholder's intention to do so;

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  establish that state courts located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) are the sole and exclusive forum for certain disputes;

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  provide that the Board of Directors may, by resolution adopted by a majority of the directors, increase or decrease the number of directors on the Board so long as the number of directors is not less than two nor more than eleven;

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  do not permit cumulative voting for directors; and

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  provide that vacancies in our Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors.

Stock Transfer Agent and Registrar

        The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

Listing

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "TTEC."

 DESCRIPTION OF DEBT SECURITIES

        The debt securities will be our direct unsecured general obligations. The debt securities will be issued under an indenture which may be amended or supplemented from time to time, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

        The applicable prospectus supplement and/or other offering materials will describe the material terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. To the extent the applicable prospectus supplement or other offering materials relating to an offering of debt securities are inconsistent with this prospectus, the terms of that prospectus supplement or other offering materials will supersede the information in this prospectus.

        The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

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  the title and principal aggregate amount of the debt securities;

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  whether the debt securities will be secured or unsecured;

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  whether the debt securities are convertible or exchangeable into other securities;

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  the percentage or percentages of principal amount at which such debt securities will be issued;

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  the interest rate(s) or the method for determining the interest rate(s);

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  the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

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  the person to whom any interest on the debt securities will be payable;

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  the places where payments on the debt securities will be payable;

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  the maturity date;

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  redemption or early repayment provisions;

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  authorized denominations;

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  form;

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  amount of discount or premium, if any, with which such debt securities will be issued;

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  whether such debt securities will be issued in whole or in part in the form of one or more global securities;

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  the identity of the depositary for global securities;

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  whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

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  the terms upon which the beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

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  any covenants applicable to the particular debt securities being issued;

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  any defaults and events of default applicable to the particular debt securities being issued;

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  the guarantors of each series, if any, and the extent of the guarantees, if any;

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  any restriction or condition on the transferability of the debt securities;

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  the currency, currencies, or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

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  the time period within which, the manner in which and the terms and conditions upon which we or the purchaser of the debt securities can select the payment currency;

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  the securities exchange(s) on which the securities will be listed, if any;

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  whether any underwriter(s) will act as market maker(s) for the securities;

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  the extent to which a secondary market for the securities is expected to develop;

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  our obligations or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

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  provisions relating to covenant defeasance and legal defeasance;

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  provisions relating to satisfaction and discharge of the indenture;

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  provisions relating to the modification of the indenture both with and without consent of holders of debt securities issued under the indenture;

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  the law that will govern the indenture and debt securities; and

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  additional terms not inconsistent with the provisions of the indenture.

General

        We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we will describe in the applicable prospectus supplement material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

        If specified in the applicable prospectus supplement, certain of our subsidiaries will guarantee the debt securities. The particular terms of any guarantee will be described in the related prospectus supplement.

Governing Law

        The indentures and the debt securities will be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

        The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

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  the title of such warrants;

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  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

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  the currency or currencies in which the price of such warrants will be payable;

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  the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

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  the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

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  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

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  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

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  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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  information with respect to book-entry procedures, if any;

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  if applicable, a discussion of any material United States federal income tax considerations; and

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  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

 DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts for the purchase or sale of:

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  debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

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  currencies; or

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  commodities.

        Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

        The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

 DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable supplement will describe:

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  the terms of the units and of the warrants, debt securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

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  a description of the terms of any unit agreement governing the units; and

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  a description of the provisions for the payment, settlement, transfer or exchange of the units.

 PLAN OF DISTRIBUTION

        TTEC and/or the selling stockholder, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

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  through underwriters or dealers;

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  directly to a limited number of purchasers or to a single purchaser;

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  through agents;

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  through a combination of any such methods; or

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  through any other methods described in a prospectus supplement.

        The prospectus supplement will state the terms of the offering of the securities, including:

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  the name or names of any underwriters, dealers or agents;

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  the purchase price of such securities and the proceeds to be received by TTEC, if any;

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  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

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  any initial public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchanges on which the securities may be listed.

        Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If we and/or the selling stockholder, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

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  negotiated transactions;

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  at a fixed public offering price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to prevailing market prices; or

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  at negotiated prices.

        Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

        We and/or the selling stockholder, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

        We and/or the selling stockholder, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from TTEC at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Underwriters and agents may be entitled under agreements entered into with TTEC and/or the selling stockholder, if applicable, to indemnification by TTEC and/or the selling stockholder, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for TTEC and its affiliates in the ordinary course of business.

        Each series of securities will be a new issue of securities and will have no established trading market other than the common stock, which is listed on the NASDAQ Global Select Market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC and which is incorporated by reference will automatically update and supersede this information. We incorporate by reference the documents listed below and all future filings made pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed) until the termination of the offerings of all of the securities covered by this prospectus.

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  Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 6, 2019;

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  Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on May 7, 2019;

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  Current Reports on Form 8-K filed with the SEC on February 26, 2019, April 23, 2019, May 21, 2019 and May 24, 2019;

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  Definitive Proxy Statement on Schedule 14A filed with the SEC on April 12, 2019; and

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  The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 19, 1996.

        We will provide, upon written or oral request, to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. You may request a copy of these filings at no cost. Requests for documents should be directed to:

TTEC Holdings, Inc.
9197 S. Peoria Street
Englewood, CO 80112-5833
(303) 397-8100

 CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents incorporated by reference herein, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, relating to our operations, expected financial position, results of operation, and other business matters that are based on our current expectations, assumptions, and projections with respect to the future, and are not a guarantee of performance. In many cases, you can identify forward-looking statements by terms such as "may," "believe," "plan," "will," "anticipate," "estimate," "expect," "intend," "project," "would," "could," "target," or similar expressions.

        We caution you not to rely unduly on any forward-looking statements. Actual results may differ materially from what is expressed in the forward-looking statements, and you should review and consider carefully the risks, uncertainties and other factors that affect our business and may cause such differences as outlined but are not limited to factors discussed in under the caption entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Specifically, we would like for you to focus on risks related to our strategy execution, our ability to innovate and introduce technologies that are sufficiently disruptive to allow us to maintain and grow our market share, cybersecurity risks and risks inherent to our equity structure.

        Although we believe that the assumptions inherent in the forward-looking statements contained in this prospectus are reasonable, undue reliance should not be placed on these statements, which only apply as of the date hereof. Except as required by applicable securities law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

LEGAL MATTERS

        The validity of the issuance of the offered securities will be passed upon for TTEC by Hogan Lovells US LLP. Additional legal matters may be passed upon for us or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

3,000,000 Shares

TTEC Holdings, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book Running Managers

BofA Securities		Morgan Stanley
Cowen	Craig-Hallum Capital Group	William Blair

Co-Managers

Northland Capital Markets	HSBC

                                    , 2019